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Exhibit 99.8

MEDPOINTE INC.—WAMPOLE DIVISION

Unaudited Condensed Financial Statements

June 30, 2002

MEDPOINTE INC.—WAMPOLE DIVISION

UNAUDITED STATEMENT OF NET ASSETS TO BE SOLD
(in thousands)

June 30, 2002
ASSETS
Current assets:
Accounts receivable-trade, less allowances of $755	$9,451
Other receivables	315
Inventories:
Finished goods	3,355
Work in process	33

3,388
Deferred taxes	440
Prepaid expenses and other current assets	655

Total current assets	14,249

Machinery, equipment and fixtures, net	2,013

Intangible assets:
Goodwill	20,162
Patents and trade names, less amortization	20,857

41,019

Total assets	$57,281

See accompanying notes to unaudited financial statements.

MEDPOINTE INC.—WAMPOLE DIVISION

UNAUDITED STATEMENT OF NET ASSETS TO BE SOLD (continued)

(in thousands)

June 30, 2002
LIABILITIES AND NET ASSETS TO BE SOLD
Current liabilities:
Accounts payable	$1,269
Accrued expenses	559

Total current liabilities	1,828

Long-term liabilities—deferred taxes	6,165

Total liabilities	7,993

Net assets to be sold	49,288

Total liabilities and net assets to be sold	$57,281

See accompanying notes to unaudited financial statements.

MEDPOINTE INC.—WAMPOLE DIVISION

UNAUDITED STATEMENTS OF REVENUES AND EXPENSES

(in thousands)

	Three months ended June 30,
	2002	2001
Net sales	$8,841	9,598
Cost of goods sold	5,057	5,941

Gross profit	3,784	3,657

Operating expenses:
Advertising and promotion	87	72
Sales and marketing	1,891	1,809
Research and development	122	142
General and administrative	685	865
Other expense, net	36	229

	2,821	3,117

Revenues in excess of expenses before provision for taxes on income	963	540
Provision for taxes on income	385	211

Revenues in excess of expenses	$578	329

See accompanying notes to unaudited financial statements.

MEDPOINTE INC.—WAMPOLE DIVISION

UNAUDITED STATEMENTS OF CASH FLOWS

(in thousands)

	Three months ended June 30,
	2002	2001
Cash flows from operating activities:
Revenues in excess of expenses	$578	329
Adjustments to reconcile revenues in excess of expenses to cash flows from operating activities:
Depreciation	241	220
Amortization of intangible assets	230	620
Changes in assets and liabilities:
Accounts receivable	1,922	2,057
Other receivables	16	54
Inventories	(375)	(191)
Prepaid expenses and other current assets	(143)	227
Accounts payable	80	(356)
Accrued expenses	(1,203)	(747)

Net cash provided by operating activities	1,346	2,213

Cash flows from investing activities—
Purchases of property and equipment	(57)	(262)

Cash flows from financing activities—
Cash and other transfers to parent company	(1,289)	(1,951)

Net increase in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—

Cash and cash equivalents, end of period	$—	—

See accompanying notes to unaudited financial statements.

MEDPOINTE INC.—WAMPOLE DIVISION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

June 30, 2002

(1)  Description of Business and Basis of Presentation

        The Wampole Division of MedPointe Inc. markets and distributes a broad range of medical diagnostic tests for use in professional settings. On August 8, 2002, MedPointe Inc. ("MedPointe" or the "Company") entered into a definitive agreement ("Asset Purchase Agreement") with Inverness Medical Innovations, Inc. and WL Acquisition Corporation (collectively, "Inverness" or the "Purchaser") to sell the assets of the Wampole Division for approximately $70 million of cash plus the assumption of certain liabilities. The cash consideration is subject to adjustment based upon the level of working capital on the closing date of the transaction.

        The accompanying statements pertain to the Wampole Division of the Company and have been prepared pursuant to the Asset Purchase Agreement. These statements are unaudited and, in the opinion of management, contain all adjustments considered normal and recurring and necessary for their fair presentation. Interim results are not necessarily indicative of results to be expected for the year. These interim financial statements do not include all information and footnotes necessary for a complete presentation of revenues and expenses, net assets to be sold, and cash flows of the Wampole Division in conformity with accounting principles generally accepted in the United States of America. The audited financial statements of the Wampole Division for the year ended March 31, 2002 are included elsewhere in this Current Report on Form 8-K, as amended. These unaudited financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended March 31, 2002.

        The statements of revenues and expenses and cash flows for the three months ended June 30, 2001 (Predecessor statements) have been prepared from the historical accounts of Carter-Wallace, Inc. ("Carter-Wallace") and the statement of net assets to be sold as of June 30, 2002 and the statements of revenues and expenses and cash flows for the three months ended June 30, 2002 (Successor statements) have been prepared from the historical accounts of MedPointe, which have been prepared under a new basis of accounting and adjusted for certain purchase accounting entries (goodwill, intangible assets and related deferred taxes—see Note 3). On September 28, 2001, MedPointe acquired 100% of the shares of Carter-Wallace, of which Wampole was a division. MedPointe financed the acquisition through the sale of equity and through a $190 million loan agreement, none of which has been allocated herein.

        The Wampole Division has no separate legal status and has been operated as an integral part of the Company's and Carter-Wallace's overall operations. These statements have been prepared from the historical accounting records of the Company and Carter-Wallace and do not reflect a new basis of accounting resulting from the proposed acquisition by Inverness or other direct costs related to the proposed acquisition. The accompanying unaudited statements of revenues and expenses are not necessarily indicative of the costs and expenses that would have been incurred had the Wampole Division been operated as a stand-alone entity.

        Certain indirect operating expenses for general and administrative costs of Carter-Wallace and then MedPointe were allocated to the Wampole Division primarily based on a percentage of net sales of Wampole versus the remaining pharmaceutical operations of MedPointe and Carter-Wallace (approximately 20%). Such allocated general and administrative costs for the three months ended June 30, 2002 and 2001, included in the accompanying unaudited statements amounted to approximately $405,000 and $231,000, respectively. Corporate income and expenses of the Company and Carter- Wallace included in the Wampole Division include those items specifically identifiable to this Division and include other allocations, primarily based on usage estimates of certain other corporate expenses, including accounting, human resources and corporate systems. Corporate expenses allocated to the Wampole Division are costs which benefit and are required for its operations. In the opinion of management, these methods of allocating these costs are reasonable; however, such costs do not necessarily equal the costs that this Division would have incurred on a stand-alone basis. Therefore, the financial information included herein may not necessarily reflect assets and liabilities, revenues and expenses, and cash flows of this Division on a stand-alone basis in the future. Interest elements and cash and cash equivalents have not been included in the unaudited statements as these amounts were not specifically identifiable to the Wampole Division and the Purchaser does not acquire any cash or assume any debt pursuant to the terms of the Asset Purchase Agreement.

        Certain expenses, such as pension and postretirement benefit costs which have been allocated to the statements of revenues and expenses for the Wampole Division, relate to assets and/or liabilities which have not been included in the accompanying statements of net assets to be sold of the Wampole Division because such assets and/or liabilities will be retained by MedPointe in accordance with the terms of the Asset Purchase Agreement.

2.    Inventories

        Inventories are valued at the lower of cost or market on the first-in, first-out ("FIFO") method.

3.    Intangible Assets

        Prior to September 29, 2001 (see Note 1), goodwill related to the Carter-Wallace acquisition of Wampole in fiscal year 1975 was being amortized over 40 years and amortization expense totaled approximately $271,000 for the three months ended June 30, 2001. The value of patents and trade names was being amortized on a straight-line basis over their legal or contractual lives. The policy of the Wampole Division in assessing the recoverability of intangible assets was to compare the carrying value of the intangible asset with the undiscounted cash flow generated by products related to the intangible asset. In addition, the Wampole Division continually evaluates whether adverse developments indicate that an intangible asset may be impaired.

        In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 141 and 142, "Business Combinations" and "Goodwill and Other Intangible Assets" ("SFAS 141" and "SFAS 142"), respectively. SFAS 141 replaces Accounting Principles Board ("APB") Opinion No. 16 and requires the use of the purchase method for all business combinations initiated after June 30, 2001. It also provides guidance on purchase accounting related to the recognition of intangible assets, noting that any purchase price allocated to an assembled workforce may not be accounted for separately from goodwill, and accounting for negative goodwill. SFAS 142 requires that goodwill and identifiable acquired intangible assets with indefinite useful lives shall no longer be amortized, but tested for impairment annually and whenever events or circumstances occur indicating that goodwill might be impaired. SFAS 142 also requires the amortization of identifiable assets with finite useful lives, although the statement no longer limits the amortization period to 40 years. Acquired identifiable intangible assets, which are subject to amortization, are to be tested for impairment in accordance with SFAS No. 144, "Accounting for the Disposal of Long-Lived Assets." MedPointe accounted for its September 2001 acquisition of the healthcare business of Carter-Wallace (which included the Wampole Division) under the provisions of these statements.

        Upon MedPointe's acquisition of the healthcare business of Carter-Wallace, the Wampole Division adopted a new basis of accounting and recorded the estimated value (based on a third party valuation) of patents at $12.8 million with a 14 year useful life and trade name at $8.7 million, having an indefinite life (and eliminated previous patent and trade name values) and recorded the related deferred tax liability of approximately $8.6 million. In addition, goodwill in the amount of $20.2 million was allocated to the Wampole Division as a result of the MedPointe acquisition. The goodwill allocation has been estimated based on the net after tax proceeds to be received from Inverness in this currently contemplated transaction, compared to the net other assets of the Wampole Division to be sold.

        For the three months ended June 30, 2002, the Wampole Division recorded amortization expense of $233,000 on the acquired patents. No amortization expense was recorded for the acquired trade names, in accordance with SFAS 142, as they have been assigned indefinite lives.

        The Wampole Division has entered into an agreement with Genzyme, Inc. ("Genzyme") that calls for Genzyme to pay the Wampole Division a royalty of 5% of Genzyme's sales related to the rapid test technology covered by the patents referred to above. The Wampole Division recorded royalty income related to this agreement of approximately $200,000 for the three months ended June 30, 2002.

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Unaudited Condensed Financial Statements June 30, 2002
UNAUDITED STATEMENT OF NET ASSETS TO BE SOLD (in thousands)
UNAUDITED STATEMENT OF NET ASSETS TO BE SOLD (continued) (in thousands)
UNAUDITED STATEMENTS OF REVENUES AND EXPENSES (in thousands)
UNAUDITED STATEMENTS OF CASH FLOWS (in thousands)
NOTES TO UNAUDITED FINANCIAL STATEMENTS June 30, 2002